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                                                                   Page 25 of 27
                                                                   EXHIBIT 99(i)









                       KEYCORP STUDENT LOAN TRUST 2002-A

                        KEY EDUCATION RESOURCES - BOSTON

                          Statement of Compliance with
                      Specifically Identified Requirements

                               December 31, 2003

                 (With Independent Accountants' Report Thereon)










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                                                                   Page 26 of 27
[KPMG LOGO]


KPMG LLP
Suite 2600
One Cleveland Center
1375 E. Ninth Street
Cleveland, OH 44114-1796



                        INDEPENDENT ACCOUNTANTS' REPORT

JPMorgan Chase Bank
as Eligible Lender Trustee

We have examined Key Education Resources - Boston's (Servicer) assertions with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the
Sale and Servicing Agreement dated September 1, 2002, about the Servicer's compliance with the servicing of the KeyCorp Student Loan Trust 2002-A KeyCenter Loan student loans as of December 31, 2003, and for the year then ended, as indicated in the accompanying Statement of Compliance with Specifically Identified Requirements. The Servicer is responsible for the Servicer's compliance with those requirements. Our responsibility is to express an opinion on the Servicer's assertions about compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer's compliance with specified requirements.

In our opinion, the Servicer's assertions with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the Sale and Servicing Agreement dated September 1, 2002, included in the accompanying Statement of Compliance with Specifically Identified Requirements as of December 31, 2003, and for the year then ended, are fairly stated in all material respects.

This report is intended solely for the information and use of Key Education Resources - Boston (sub-servicer), Key Bank USA, National Association (administrator and master servicer), JPMorgan Chase Bank (formerly known as Bank One, National Association) (eligible lender trustee), JPMorgan Chase Bank (indenture trustee), and Ambac Assurance Corporation (securities insurer) and is not intended to be and should not be used by anyone other than these specified parties.


                                     KPMG LLP


February 27, 2004





KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.
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                                                                   Page 27 of 27

                        KEY EDUCATION RESOURCES - BOSTON

       Statement of Compliance with Specifically Identified Requirements



Key Education Resources - Boston has complied with the specifically identified servicing requirements for the KeyCorp Student Loan Trust 2002-A, with respect to Sections 3.03, 3.04, 4.01, 4.02, 4.03, 4.08, 5.02, and 5.03 of the Sale and
Servicing Agreement dated September 1, 2002 (the Agreement), relating to the KeyCareer Loan student loans.

I.   COMPLIANCE

     Compliance with the aforementioned sections of the Agreement relating to the KeyCareer Loans is limited to the following requirements contained in the Product Layout for KeyCareer Loans.

     We have complied with the following sections of the Product Layout relating to the KeyCareer Loans as of December 31, 2003 and for the year then ended:

          "Eligible Borrower"

          "Eligible Institution"

          "Loan Limits"

          "Price"

          "Repayment"

II.  NONCOMPLIANCE

     No items noted.